Exhibit 5.3

Carnival plc Carnival House 100 Harbour Parade Southampton United Kingdom SO15 1ST	London Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS T +44 20 7936 4000 (Switchboard) +44 161 880 6926 (Direct) www.freshfields.com

Carnival Corporation

3655 NW 87th Avenue

Miami

FL33178-2428

9 April 2020

Dear Sirs

REGISTRATION STATEMENT ON FORM S-8 OF CARNIVAL CORPORATION AND CARNIVAL PLC

INTRODUCTION

1.    In connection with the joint registration statement on Form S-8 (the Registration Statement) of Carnival Corporation, a corporation organized under the laws of the Republic of Panama (Carnival Corporation) and Carnival Plc, a public limited company incorporated under the laws of England and Wales (the Company), under the Securities Act 1933 (the Act), we have been requested to render our opinion on certain matters in connection with the Registration Statement.

2.    The Registration Statement relates to the registration under the Act of the issuance of 15,000,000 shares of Carnival Corporation common stock issuable under the Carnival Corporation 2020 Stock Incentive Plan (the Plan), the trust shares (the Trust Shares) of beneficial interest in the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands, that are paired with the shares of Carnival Corporation common stock issuable under the Plan, which Trust Shares are paired with the shares of Carnival Corporation common stock on a one-for-one basis and represent a beneficial interest in a special voting share of the Company and the Company’s special voting share of 1 pound sterling in the capital of the Company (the Special Voting Share) issued to Carnival Corporation (such share having been transferred to the trustee of the P&O Princess Special Voting Trust).

3.    We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	a draft of the Registration Statement to be filed under the Act;

(b)	a copy of the current articles of association of the Company in force as at 9 April 2020 (the Articles);

(c)	a copy of the Company’s Certificate of Incorporation dated 19 July 2000 issued by the Registrar of Companies of England and Wales;

(d)	a search carried out on 9 April 2020 (carried out by us or by GlobalX on our behalf) of the public documents of the Company kept at Companies House in Cardiff (the Company Search);

(e)	a certificate issued to us by the Corporate Counsel of the Company dated 6 April 2020 (the Counsel’s Certificate); and

(f)	a certificate issued to us by the Corporate Counsel of the Company dated 9 March 2018 (the Historic Certificate).

The documents listed in paragraphs 3(a) to 3(f) above are referred to in this opinion as the Documents and we have relied upon the statements as to factual matters contained in or made pursuant to each of Documents. In this opinion, the Winding up Enquiry means our search (carried out by us or by GlobalX on our behalf) on 9 April 2020 of the Central Registry of Winding up Petitions.

ASSUMPTIONS

4.    In considering the Documents and rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed and delivered in the form of that draft or specimen;

(d)

Counsel’s Certificates: that each of the statements contained in the Counsel’s Certificate and the Historic Certificate (and in the schedules to each of the Counsel’s Certificate and the Historic Certificates) is true and correct as at the date hereof;

(e)

Company Search: that the information revealed by the Company Search: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and included all relevant information which had been properly submitted to the Registrar of Companies;

(f)	Winding-Up Enquiry: that the information revealed by the Winding up Enquiry was accurate in all respects and has not since the time of such enquiry been altered;

(g)

Board Meeting: that the meeting of the board of directors of the Company to authorise the allotment and issue of the Special Voting Share was properly constituted and convened, that a quorum of properly appointed directors of the Company (holding the necessary offices and meeting the other requirements for the purposes of forming a quorum) was present throughout; that the resolutions referred to therein were properly passed at such meeting, that all provisions contained in the Companies Act 1985, the Articles and the articles of incorporation and by-laws of Carnival Corporation were duly observed, and that such resolutions have not been amended, revoked or rescinded and are in full force and effect;

(h)

Directors’ Duties: that the directors of the Company, in authorising the allotment and issue of the Special Voting Share and filing of the Registration Statement, have exercised their powers in accordance with their duties under all applicable laws and the Articles;

(i)

Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(j)

Representations: that the representations and warranties by the parties in the Documents in any case (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made and that the terms of the Documents have been and will be observed and performed by the parties thereto;

(k)

Anti-terrorism, money laundering: that the parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, civil or criminal antitrust, cartel, competition, public procurement, state aid, sanctions and human rights laws and regulations, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations;

(l)	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities;

(m)	Authorisations:

(i)	that the Company had sufficient authorised capital at the time of the allotment and issue of the Special Voting Share to effect such allotment and issue;

(ii)	that the Company had sufficient authority to allot the Special Voting Share pursuant to section 80 of the Companies Act 1985 or any preceding legislation at the time of such allotment;

(n)

Pre-emption rights: that the Company complied with all applicable pre-emption rights, whether pursuant to law, regulation or the articles of association of the Company, at the time of the allotment and issue of the Special Voting Share; and

(o)

Filings under all laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws in order to permit the performance of the Documents, including filing of the Registration Statement and the allotment and issue of the Special Voting Share, or to perfect, protect or preserve any of the interests created by the Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations.

OPINION

5.    Based on and relying solely upon the foregoing and the assumptions in paragraph 4 and subject to the matters set out in paragraphs 6 and 7 below and excluding any matters not disclosed to us, we are of the opinion that the Special Voting Share has been duly authorised and validly issued and is fully paid and non-assessable.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Special Voting Share means under English law that the holder of such share, in respect of which all amounts due on such share as to the nominal amount and any premium thereon have been fully paid, will be under no further obligation to contribute to the liabilities of the Company solely in its capacity as holder of such share.

QUALIFICATIONS

6.    Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)

Winding-Up Enquiry: the Winding-Up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately;

(ii)

in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-Up Petitions;

(iii)

a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(iv)

details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-Up Petitions may not have records of winding-up petitions issued prior to 1994;

(c)

Jurisdiction: no opinion is given as to whether or not any court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

(d)

Foreign Courts: we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law; and

(e)

Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time.

OBSERVATIONS

7.    We should also like to make the following observations, it should be understood that:

(a)

Factual Statements: we have not been responsible for verifying whether any statements of fact (including foreign law) or any statement of opinion or intention contained in or relevant to the Documents or any related documents are accurate, complete or reasonable or that no material facts have been omitted therefrom;

(b)	Enforceability: we express no opinion on whether the obligations of the Company under the Documents are enforceable against it in the English courts;

(c)

Nature of Role: we have not been involved in the preparation or negotiation of the Documents, and have reviewed them only for the limited purpose of giving this opinion. Accordingly, we express no view as to the suitability of the Documents or of their provisions or their general compliance with market practice or any commercial aspects of the Documents; and

(d)	Operational Licences: we have not investigated whether the Company has obtained any of the operational licences, permits and consents which it may require for the purpose of carrying on its business.

LIMITATIONS OF LIABILITY

8.    Where you have received advice from a number of advisers in connection with the matters on which we opine in this opinion or any related matter in respect of which we could be potentially jointly or severally liable with any such other advisers for losses suffered by you, our liability will not be affected by any limitation of liability which you may agree with any other advisers. Accordingly, our liability to you will be limited to such proportion of the losses suffered by you as is finally determined to be just and equitable, having regard to the relative responsibility of ourselves and any other person who is jointly or severally liable for such losses. If you have received advice from any other advisers with respect to matters on which we opine in this opinion which qualifies such opinions then, to the extent that such advice is correct, you will not place any reliance on the unqualified opinions contained in this opinion, and we will have no liability to you in connection therewith.

9.    This opinion is limited to English law as currently applied by the English courts and is given on the basis that it and any non-contractual obligations arising out of or in relation to this opinion will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the law of England as currently applied by the English courts. In particular, we express no opinion on European Union law as it affects any jurisdiction other than England.

10.    We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

BENEFIT OF OPINION

11.    This opinion is given to you for your benefit in relation to the Registration Statement to be filed under the Act. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any purposes or quoted or referred to in any public document without our prior written consent, except that we consent to the filing of this opinion as an exhibit to the Registration Statement.

GOVERNING LAW AND JURISDICTION

12.    This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

13.    The English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP